EXHIBIT 99.1
Summary of Legislation Passed by the Michigan House of Representatives and Michigan Senate1
September 19, 2008
Yesterday, the Michigan House of Representatives and Michigan Senate reached a compromise on a package of bills to establish a comprehensive, sustainable, long-term energy plan for Michigan. The bills passed the House and Senate on bipartisan votes. Governor Granholm has 14 days after the bills are enrolled in their respective chambers to sign the bills.
“We applaud the strong leadership of the Michigan legislature and their commitment in implementing a comprehensive energy reform package. These bills provide a solid solution to our energy issues with clear benefits to Michigan’s residential customers, businesses, utilities, and our economy,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “More specifically, these bills will ensure clean, affordable and reliable energy for Michigan customers as well as create new jobs as we work to diversify the state’s energy resources and spur economic development.”
The package of bills includes:
•	House Bill 5524 reforms Michigan’s utility regulatory framework, including the Electric Choice program

•	Senate Bill 213 establishes a renewable portfolio / energy efficiency standard and provides a funding mechanism
HB 5524 — Regulatory Reform
HB 5524 makes the following changes in the regulatory framework for Michigan utilities.
Provisions of the bill include:
•	Electric Choice reform. The bill establishes a 10 percent limit on Electric Choice. In general, customers representing 10 percent of a utility’s load may receive electric generation from an electric supplier that is not a utility. After that threshold is met, other

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s “DTE Energy” and Detroit Edison’s 2007 Forms 10-K and their 2008 quarterly reports on Form 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

remaining customers will remain on full, bundled utility service. As of June 30, 2008, approximately 2 percent of Detroit Edison’s load was on Electric Choice. The bill also allows continuation of prior Michigan Public Service Commission (MPSC) policies for customers to return to full utility service.

•	Cost-of-service based electric rates (deskewing). The bill requires the MPSC to set rates based on cost-of-service for all customer classes, eliminating over time the current subsidy by businesses of residential customer rates. This provision does not change total revenue for Detroit Edison. It lowers rates for commercial and industrial customers and increases rates for residential customers to match the actual cost of service for each customer class. Rate changes will be phased in over five years, with a 2.5% annual cap on residential and industrial metal melting rate increases. Rates for schools and other qualified educational institutions will be set at their cost of service sooner.

•	File and use ratemaking. The bill establishes a 12 month deadline for the MPSC to complete a rate case and allows a utility to self-implement rate changes six months after a rate filing, subject to certain limitations. If the final rate case order leads to lower rates than the utility had self-implemented, the utility will refund, with interest, the difference. In addition, utility rate cases may be based on a forward test year.

The bill also has provisions designed to help the MPSC obtain increased funding to add staff.

•	Certificate of Need process for major capital investments. The bill establishes a certificate of need process for capital projects costing more than $500 million. The process requires the MPSC to review for prudence, prior to construction, proposed investments in new generating assets, acquisitions of existing power plants, major upgrades of power plants, and long-term power purchase agreements. The bill increases the certainty for utilities to recover the cost of projects approved by the MPSC and provides for the utilities to recover interest expense during construction.

•	M&A approval. The bill grants the MPSC the authority to review and approve proposed utility mergers and acquisitions in Michigan and sets out evaluation criteria.
SB 213 — Renewable Portfolio Standard (RPS) and Energy Optimization (EO)
Senate Bill 213 establishes a renewable energy and energy optimization (energy efficiency, energy conservation or load management) program in Michigan and provides for a separate funding surcharge to pay the cost of those programs.
Renewable Energy Standard
•	The bill requires electric providers to source 10% of electricity sold to retail customers from renewable energy resources by 2015.

•	Qualifying renewable energy sources would include wind, biomass, solar, hydro, and geothermal, among others.

•	Interim targets for renewable resources are as follows:

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2012	— Close 20% of compliance gap

2013	— Close 33% of compliance gap

2014	— Close 50% of compliance gap

2015	— Close 100% of compliance gap
•	Detroit Edison will be required to have 300MW of new renewable capacity by 2013 and 600MW by 2015.

•	The MPSC will establish a per meter surcharge to fund the renewable energy requirements. The bill establishes a surcharge/cost cap that is limited to $3 per month for residential customers, $16.58 per month for commercial secondary customers and $187.50 for commercial primary and industrial customers. The recovery mechanism starts prior to actual construction in order to smooth the rate impact for customers.

•	Within 60 days after the passage of the new law, the MPSC is to issue a temporary order implementing this act. Within 90 days following the issuance of a temporary order, the utilities will file an RPS plan with the MPSC. The bill allows for the lowering of compliance if RPS costs exceed the surcharge/cost cap or if other specified factors adversely affect the availability of renewable energy.

•	The bill specifies that a utility can build or have others build and later sell to the utility up to 50 percent of the generation required to meet the RPS. The other 50 percent would be contracted through long-term power purchase agreements (PPA).

•	The bill also provides for a net metering program to be established by Commission order for on-site customer-owned renewable generation up to 1% of an electric utility’s load.
Energy Optimization Standard
•	Requires utilities to create electric and natural gas energy optimization plans for each customer class and includes funding surcharges as well as the potential for incentives for exceeding performance goals.

•	For electric sales, the program targets 0.3 percent annual savings in 2009, ramping up to 1 percent annual savings by 2012. Savings percentages are based on prior year retail sales.

•	For natural gas sales, the targeted annual savings start at 0.1 percent in 2009 and ramp up to 0.75 percent by 2012.

•	The MPSC will allow utilities to capitalize certain costs of their EO program. The costs which can be capitalized include equipment, materials and installation costs. Cost limitations will apply.

•	Incentives are potentially available for exceeding annual program targets. The financial incentive could be the lesser of 25% of the net cost reductions to our customers or 15% of total program spend, subject to MPSC approval.

•	The bill would also allow a natural gas utility that spends at least 0.5 percent of its revenues on energy efficiency programs to decouple revenues from volumetric sales, adjusting for sales volumes above or below forecasted levels.

•	By March 2016, the MPSC may suspend the program if it determines the program is no longer cost-effective.

•	In addition, the legislature passed HB1048, providing an income tax credit for the purchase of energy efficient appliances and a credit to offset a portion of the renewables charge established in SB213.
For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.

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